Filed Pursuant to Rule 424(b)(3)
Registration No.  333-135640

AUXILIO, INC.

2,132,076 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated April 27, 2010 with respect to the resale of 2,132,076 shares of our common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

1.	On August 16, 2010, we filed our quarterly report on Form 10-Q for the quarter ended June 30, 2010, with the Securities and Exchange Commission.

The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.
This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 1, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 10-Q
__________________

(Mark One)
[X]           QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2010

[   ]           TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission file number 000-27507
__________________

AUXILIO, INC.
(Exact name of registrant as specified in its charter)
__________________

Nevada	88-0350448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26300 La Alameda, Suite 100
Mission Viejo, California  92691
(Address of principal executive offices, zip code)

(949) 614-0700
(Registrant’s telephone number, including area code)
__________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑No .

Indicated by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  .  Yes No .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     ☐     Accelerated filer     ☐     Non-accelerated filer     ☐     Smaller reporting company     ☑

Indicate by check mark whether the registrant is a shell company (as defined by Section 12b-2 of the Exchange Act). Yes No ☑.

The number of shares of the issuer's common stock, $0.001 par value, outstanding as of August 12, 2010 was 19,257,951.

AUXILIO, INC.
FORM 10-Q

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2010	DECEMBER 31, 2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,065,842	$1,781,586
Accounts receivable, net	1,317,237	1,397,598
Supplies	529,300	537,170
Prepaid and other current assets	228,373	93,246
Total current assets	4,140,752	3,809,600

Property and equipment, net	250,487	277,704
Deposits	28,013	43,792
Goodwill	1,517,017	1,517,017
	$5,936,269	$5,648,113

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,514,763	$1,246,880
Accrued compensation and benefits	660,147	554,702
Deferred revenue	297,419	349,271
Current portion of capital lease obligations	24,320	3,835
Total current liabilities	2,496,649	2,154,688

Capital lease obligations, noncurrent	62,544	17,537

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 19,257,951 and 17,623,734 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	19,259	19,042
Additional paid-in capital	20,051,484	19,803,021
Accumulated deficit	(16,693,667)	(16,346,175)
Total stockholders' equity	3,377,076	3,475,888
Total liabilities and stockholders’ equity	$5,936,269	$5,648,113

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues	$3,587,851	$3,853,901	$7,286,473	$7,581,511
Cost of revenues	2,797,753	3,036,734	5,453,583	5,901,631

Gross profit	790,098	817,167	1,832,890	1,679,880

Operating expenses:
Sales and marketing	316,858	364,567	637,267	626,381
General and administrative expenses	825,563	571,434	1,539,297	1,188,128

Total operating expenses	1,142,421	936,001	2,176,564	1,814,509

Loss from operations	(352,323)	(118,834)	(343,674)	(134,629)

Other income (expense):
Interest expense	(1,109)	(7,258)	(1,566)	(95,845)
Interest income	134	96	148	1,554
Gain on sale of fixed assets	-	1,860	-	1,860

Total other income (expense)	(975)	(5,302)	(1,418)	(92,431)

Loss before provision for income taxes	(353,298)	(124,136)	(345,092)	(227,060)

Income tax expense	-	-	(2,400)	(2,400)

Net loss	$(353,298)	$(124,136)	$(347,492)	$(229,460)

Net loss per share:
Basic	$(.02)	$(.01)	$(.02)	$(.01)
Diluted	$(.02)	$(.01)	$(.02)	$(.01)

Number of weighted average shares:
Basic	19,237,365	18,573,697	19,143,743	18,096,091
Diluted	19,237,365	18,573,697	19,143,743	18,096,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED JUNE 30, 2010
(UNAUDITED)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2009	19,040,401	$19,042	$19,803,021	$(16,346,175)	$3,475,888
Common stock issued through exercise of warrants	217,550	217	117,747	-	117,964
Stock compensation expense for options and warrants granted to employees and directors	-	-	130,716	-	130,716
Net loss	-	-	-	(347,492)	(347,492)
Balance at June 30, 2010	19,257,951	$19,259	$20,051,484	$(16,693,667)	$3,377,076

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
Cash flows provided by operating activities:
Net loss	$(347,492)	$(229,460)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	150,520	58,357
Stock compensation expense for warrants and options issued to employees and consultants	130,716	158,059
Fair value of warrants issued for marketing services	-	76,807
Interest expense related to amortization of warrants issued with loans	-	23,412
Interest expense related to amortization of loan acquisition costs	-	44,431
Changes in operating assets and liabilities:
Accounts receivable	80,361	3,201,326
Supplies	7,870	78,957
Prepaid and other current assets	(135,127)	(93,371)
Deposits	15,779	-
Accounts payable and accrued expenses	267,883	(1,656,204)
Accrued compensation and benefits	105,445	(119,502)
Deferred revenue	(51,852)	(84,065)
Net cash provided by operating activities	224,103	1,458,747
Cash flows (used for) investing activities:
Purchases of property and equipment	(54,312)	(72,342)
Net cash (used for) investing activities	(54,312)	(72,342)
Cash flows provided by (used for) financing activities:
Net proceeds from issuance of common stock	117,964	765,001
Payments on capital leases	(3,499)	(5,755)
Payments on notes payable and long-term debt	-	(1,332,000)
Net cash provided by (used for) financing activities	114,465	(572,754)
Net increase in cash and cash equivalents	284,256	813,651
Cash and cash equivalents, beginning of period	1,781,586	1,198,126
Cash and cash equivalents, end of period	$2,065,842	$2,011,777

The accompanying notes are an integral part of these condensed consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
Supplemental disclosure of cash flow information:

Interest paid	$1,552	$27,683

Income taxes paid	$-	$62,000

Property and equipment acquired by capital lease	$68,991	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

1.           BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Auxilio, Inc. and its subsidiaries (“the Company”) have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Accordingly, these financial statements do not include all of the information and notes required by GAAP for complete financial statements.  These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 31, 2010.

The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial position and results of operations of the Company as of and for the periods presented.  The results for such periods are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  As a result, actual results could differ from those estimates.

For the six months ended June 30, 2010, the Company was able to generate sufficient cash from revenues to cover its operating expenses. The Company believes that the availability of funds from the growth of its customer base and cost containment efforts will enable the Company to generate positive operating cash flows and to continue its operations.

The recent deterioration in the global credit markets, the financial services industry and the U.S. economy as a whole have been experiencing a period of substantial turmoil and uncertainty characterized by unprecedented intervention by the United States federal government and the failure, bankruptcy, or sale of various financial and other institutions. The impact of these events on our business and the severity of the current economic crisis is uncertain. It is possible that the current crisis in the global credit markets, the financial services industry and the U.S. economy may adversely affect our business, vendors and prospects.  As a result no assurances can be given as to the Company’s ability to increase its customer base..

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries.  All intercompany balances and transactions have been eliminated.

The accompanying financial statements do not include a statement of comprehensive income because there were no items that would require adjustment of net income to comprehensive income during the reporting periods.

The Company has performed an evaluation of subsequent events through the date of filing these financial statements with the SEC .

2.           RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2009, the FASB issued authoritative guidance (ASU 2009-13) regarding multiple-deliverable revenue arrangements that address how to separate deliverables and how to measure and allocate consideration to one or more units of accounting. Specifically, the guidance requires that consideration be allocated among multiple deliverables based on relative selling prices. The guidance establishes a selling price hierarchy of (1) vendor-specific objective evidence, (2) third-party evidence and (3) estimated selling price. This guidance is effective for annual periods beginning after June 15, 2010, but may be early adopted as of the beginning of an annual period. The Company is currently evaluating the effect that this guidance will have on its consolidated financial position and results of operations.

From time to time, new accounting pronouncements are issued by the FASB that we adopt as of the specified effective date. Unless otherwise discussed in these financial statements and notes or in our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, we believe the impact of any other recently issued standards that are not yet effective are either not applicable to us at this time or will not have a material impact on our consolidated financial statements upon adoption

3.           OPTIONS AND WARRANTS

Below is a summary of Auxilio stock option and warrant activity during the six month period ended June 30, 2010:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2009	5,226,195	$1.02
Granted	282,000	1.09
Exercised	-	-
Cancelled	(712,666)	0.96
Outstanding at June 30, 2010	4,795,529	$1.03	6.92	$932,480
Exercisable at June 30, 2010	3,140,235	$1.09	5.87	$554,235

Warrants	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2009	3,981,871	$1.39
Granted	-	-
Exercised	(217,550)	.54
Cancelled	(186,913)	2.79
Outstanding at June 30, 2010	3,577,408	$1.37	2.66	$402,664
Exercisable at June 30, 2010	1,727,408	$1.24	2.66	$402,664

During the six months ended June 30, 2010, the Company granted a total of 282,000 options to its employees and directors to purchase shares of the Company’s common stock at an exercise price range of $0.80 to $1.15 per share, which exercise price equals the fair value of the Company’s stock on the grant date.  The options have graded vesting annually over three years starting January 2010.  The fair value of the options was determined using the Black-Scholes option-pricing model.  The assumptions used to calculate the fair value are as follows: (i) risk-free interest rate of 0.12 to 0.21%; (ii) estimated volatility of 84.21 to 87.94%; (iii) dividend yield of 0.0%; and (iv) expected life of the options of three years.

In November 2008 the Company entered into a five year joint marketing agreement with Sodexo Operations, LLC, (“Sodexo”) to provide Auxilio’s document services to Sodexo’s healthcare customer base in the United States.  Sodexo will invest in sales and marketing resources and assist the Company with marketing their document services to Sodexo’s US healthcare customer base of more than 1,600 hospitals.  Under the terms of the agreement the Company expects to provide Sodexo with warrants to purchase up to two million shares of the Company’s common stock at a price of $1.50 per share.  The first one hundred and fifty thousand warrants vested in June 2009.  The balance of the warrants will vest in increments of between 75,000 and 500,000 shares dependent on the size and number of the new customer contracts that the Company enters into as a direct result of this agreement.

For the three and six months ended June 30, 2010 and 2009, stock-based compensation expense recognized in the statement of operations as follows:

	Three Months		Six months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Cost of revenues	$29,457	$27,921	$52,562	$50,731
Sales and marketing	9,553	17,097	(3,975)	34,242
General and administrative expense	42,338	36,997	82,129	73,086
Total stock based compensation expense	$81,348	$82,015	$130,716	$158,059

4.           NET INCOME (LOSS) PER SHARE

Basic net loss per share is calculated using the weighted average number of shares of the Company’s common stock issued and outstanding during a certain period, and is calculated by dividing the net loss by the weighted average number of shares of the Company’s common stock issued and outstanding during such period. Diluted net loss per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for secured convertible notes, and the treasury stock method for options and warrants. Options and warrants were not included in the computation of diluted net loss per share because inclusion would have been anti-dilutive.

The following table sets forth the computation of basic and diluted net (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Net loss	$(353,298)	$(124,136)	$(347,492)	$(229,460)

Denominator:
Denominator for basic calculation weighted average shares	19,237,365	18,573,697	19,143,743	18,096,091

Dilutive common stock equivalents:
Options and warrants	-	-	-	-

Denominator for diluted calculation weighted average shares	19,237,365	18,573,697	19,143,743	18,096,091

Net loss per share:
Basic net loss per share	$(.02)	$(.01)	$(.02)	$(.01)

Diluted net loss per share	$(.02)	$(.01)	$(.02)	$(.01)

5.           ACCOUNTS RECEIVABLE

A summary as of June 30, 2010 is as follows:

Trade receivable	$1,614,649
Customer advances	(297,412)
Allowance for doubtful accounts	-
Total accounts receivable	$1,317,237

6.	EMPLOYMENT AGREEMENTS

On August 5, 2009 the Board of Directors appointed Mr. Joseph J. Flynn as President and Chief Executive Officer (“CEO”) effective August 31, 2009. Mr. Flynn has served as a member of the Board of Directors since 2003. He previously held the position of President and CEO for the Company from 2003 to 2006, having resigned to take a position as the Vice President of the Sport Group for the Nielsen Company. In connection with his appointment as President and CEO, the Company and Mr. Flynn entered into that certain Executive Employment Agreement, effective as of August 31, 2009 (the “Flynn Employment Agreement”).  The Flynn Employment Agreement provides that Mr. Flynn will be employed by the Company as President and CEO, for an initial term beginning on August 31, 2009 and ending on December 31, 2011, at an initial base salary of $250,000, up to $100,000 per year incentive compensation and options for 250,000 shares as more specifically set forth in the Flynn Employment Agreement.  Upon termination of Mr. Flynn’s employment by the Company other than for cause or by Mr. Flynn for good reason, the Company shall continue paying Mr. Flynn’s salary for six (6) months and accelerate the vesting of Company options and/or warrants issued to Mr. Flynn.

In November of 2007, the Company entered in to an employment agreement with Mr. Paul T. Anthony, to continue to serve as the Company’s CFO effective January 1, 2008. The employment agreement had a term of two years, and provided for a base annual salary of $185,000 in 2009. Mr. Anthony also participated in the Executive Bonus Plan through which he earned an annual bonus of $27,874 based on new contracts signed and gross margin goals from existing businesses in 2009. Mr. Anthony also earned commissions of $31,647 from equipment sales in 2009.

 On April 2, 2010, the Company entered into a new employment agreement with Mr. Anthony to the serve as Executive Vice President (“EVP”) and CFO. As EVP and CFO, Mr. Anthony will continue to report to the CEO and will have duties and responsibilities assigned by the CEO. The employment agreement is effective January 1, 2010, has a term of two years, and provides for an annual base salary of $203,500.  The agreement will automatically renew for subsequent 12 month terms unless either party provides advance written notice to the other that such party does not wish to renew the agreement for a subsequent 12 months. Mr. Anthony will also receive the customary employee benefits paid by the Company.  Mr. Anthony shall also be entitled to receive a bonus of up to $60,000 per year, the achievement of which is based on Company performance metrics. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.

On June 10, 2009, the Company appointed Sasha Gala to the office of Chief Operating Officer (“COO”). As COO, Ms. Gala reported to the CEO and was responsible for developing and directing the management of the Company’s customer base and operations staff. Ms. Gala joined the Company in October of 2005 as Resident Director for California Pacific Medical Center (CPMC) in San Francisco and was promoted in 2008 to Senior Vice President of West Coast Operations for the Company. Ms. Gala was paid an annual base salary of $159,500. She also received commissions of $23,529 and bonus of $13,184. Effective January 1, 2010, the Company entered into a new employment agreement with Ms. Gala to the serve as Senior Vice President and COO.  The employment agreement had a term of two years, and provided for an annual base salary of $159,500.  Ms. Gala also received bonuses and commissions totaling $6,579. The Company could terminate Ms. Gala’s employment under this agreement without cause at any time on thirty days advance written notice, at which time Ms. Gala would receive severance pay for three months. On April 23, 2010, Ms. Gala resigned her position as COO of the Company effective April 30, 2010. The Company entered into a separation agreement with Ms. Gala on May 3, 2010. Under the terms of this agreement, Ms. Gala will be paid severance costs totaling approximately $124,000 in various installments through October 2011.

7.           CONCENTRATIONS

Cash Concentrations

At times, cash balances held in financial institutions are in excess of federally insured limits. Management performs periodic evaluations of the relative credit standing of financial institutions and limits the amount of risk by selecting financial institutions with a strong credit standing.

Major Customers

The Company's five largest customers accounted for approximately 82% of the Company's revenues for the six months ended June 30, 2010.  Accounts receivable for these customers totaled approximately $1,240,000 as of June 30, 2010 which is 94% of the Company’s accounts receivable balance. The Company's three largest customers accounted for approximately 62% of the Company's revenues for the six months ended June 30, 2009.

8.           SEGMENT REPORTING

The Company has adopted ASC 280, “Segment Reporting”. Since the Company operates in one business segment based on the Company’s integration and management strategies, segment disclosure has not been presented.

ITEM 2.                      MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OFOPERATIONS.

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q.  This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act, and is subject to the safe harbors created by those sections.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. We undertake no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Due to possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this Quarterly Report, which speak only as of the date of this Quarterly Report, or to make predictions about future performance based solely on historical financial performance.  We disclaim any obligation to update forward-looking statements contained in this Quarterly Report.

Readers should carefully review the risk factors described below under the heading "Risk Factors"  and in other documents we file from time to time with the SEC, including our Form 10-K for the fiscal year ended December 31, 2009.  Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those filings, pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge at www.auxilioinc.com, when such reports are available at the SEC web site.

OVERVIEW

Prior to March 2004, Auxilio, then operating under the name PeopleView, Inc. (“PeopleView”), developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their Human Capital Management needs in real-time.  In March 2004, Auxilio decided to change its business strategy and sold the PeopleView business to Workstream, Inc. (“Workstream”). Following completion of the sale of PeopleView to Workstream, the Company focused its business strategy on providing outsourced image management services to healthcare facilities.

To facilitate this strategy, Auxilio, in April 2004, acquired Alan Mayo & Associates, dba The Mayo Group (“The Mayo Group” or “TMG”), a provider of integration strategies and outsourced services for document image management in healthcare facilities. It was this acquisition that formed the basis of Auxilio’s current operations.

Auxilio now provides total outsourced document and image management services and related financial and business processes for major healthcare facilities. Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio’s analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio’s document image management programs help our clients achieve measurable savings and a fully outsourced document image management process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

Our common stock currently trades on the OTC Bulletin Board under the stock symbol “AUXO”.

Where appropriate, references to “Auxilio,” the “Company,” “we,” “us” or “our” include Auxilio, Inc. and Auxilio Solutions, Inc.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities.  We evaluate these estimates on an on-going basis, including those estimates related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, contingencies and litigation.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  The results of these estimates form the basis for our judgments about the carrying values of assets and liabilities which are not readily apparent from other sources.  As a result, actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	revenue recognition
•	accounts receivable valuation and related reserves
•	impairment of intangible assets
•	deferred revenue

Revenues from equipment sales transactions are deemed earned when the equipment is delivered and accepted by the customer.  For equipment that is to be placed at the customer’s location at a future date, revenue is deferred until that equipment is actually placed.   Service and supply revenue is earned monthly during the term of the various contracts, as services and supplies are provided.  Overages, as defined in the cost per copy contracts, are billed to customers monthly and are earned during the period when the number of images in any period exceeds the number allowed in the contract.

We enter into arrangements that include multiple deliverables, which typically consist of the sale of equipment and a support services contract. Pursuant to ASC Subtopic 605-25-25: “Revenue Recognition – Multiple-Element Arrangements - Recognitions”, we account for each element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting using the residual method, which allocates revenue to each unit of accounting based on the fair value of the undelivered items.

You should refer to our Annual Report on Form 10-K filed on March 31, 2010 for a discussion of our critical accounting policies.

RESULTS OF OPERATIONS

For the Three Months Ended June 30, 2010 Compared to the Three Months Ended June 30, 2009

Revenue

Revenue decreased by $266,050 to $3,587,851 for the three months ended June 30, 2010, as compared to the same period in 2009.  We have maintained a stable customer base over the periods compared. We have renewed or extended several customer service contracts in the last year. These renewals contain programs to assist the customer in cost reduction. In certain accounts we have been able to reduce unit price. Equipment sales were approximately $45,000 for both the three months ended June 30, 2010 and June 30, 2009.

Cost of Revenue

Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel.  Cost of revenue was $2,797,753 for the three months ended June 30, 2010, as compared to $3,036,734 for the same period in 2009.  This decrease is consistent with our reduced revenue and reflective of our programs implemented at certain customers to effect cost reduction.

Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs.  Sales and marketing expenses were $316,858 for the three months ended June 30, 2010, as compared to $364,567 for the same period in 2009. Included in sales and marketing costs for the three months ended June 30, 2009 is a charge of $76,807 in connection with warrants issued to Sodexo for marketing services under a joint marketing agreement. There is no similar charge in 2010. Aside from this cost, sales and marketing expenses increased in 2010 as a result of marketing consultants retained to update the Company website and perform other marketing functions.

General and Administrative

General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $254,129 to $825,563 for the three months ended June 30, 2010, as compared to $571,434 for the same period in 2009. The increase is due to severance being paid to a former executive and increased executive travel costs in connection with client relations.

Other Income (Expense)

Interest expense for the three months ended June 30, 2010 was $1,109, compared to $7,258 for the same period in 2009.   The reduction in expense is a result of the early April 2009 payoff of the remaining principal balance of the loan from Laurus Master Fund. Interest income is derived from short-term interest-bearing securities and money market accounts.  Interest income for the three months ended June 30, 2010 was $134, as compared to $96 for the same period in 2009, primarily due to nominal interest rates for invested cash.

Income Tax Expense

There was no income tax expense for the three months ended June 30, 2010 or 2009.

For the Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Revenue

Revenue decreased $295,038 to $7,286,473 for the six months ended June 30, 2010, as compared to the same period in 2009.  We have maintained a stable customer base over the periods compared. We have renewed or extended several customer service contracts in the last year. These renewals contain programs to assist the customer in cost reduction. In certain accounts we have been able to reduce unit price. Equipment sales were approximately $140,000 for the six months ended June 30, 2010 as compared to approximately $60,000 for the same period in 2009.

Cost of Revenue

Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel.  Cost of revenue decreased $447,778 to $5,453,853 for the six months ended June 30, 2010, as compared to $5,901,631 for the same period in 2009. This decrease is consistent with our reduced revenue and reflective of our programs implemented at certain customers to effect cost reduction.

Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs.  Sales and marketing expenses were $637,267 for the six months ended June 30, 2010, as compared to $626,381  for the same period in 2009. Included in sales and marketing costs for the six months ended June 30, 2009 is a charge of $76,807 in connection with warrants issued to Sodexo for marketing services under a joint marketing agreement. There is no similar charge in 2010. Aside from this cost, sales and marketing expenses increased in 2010 as a result of marketing consultants retained to update the Company website and perform other marketing functions.

General and Administrative

General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $351,169 to $1,539,297 for the six months ended June 30, 2010, as compared to $1,188,128 for the same period in 2009.  The increase is due to severance being paid to a former executive, increased executive travel costs in connection with client relations and consulting costs associated with an organizational assessment prepared in 2010.

Other Income (Expense)

Interest expense for the six months ended June 30, 2010 was $1,566, compared to $95,845 for the same period in 2009.  The reduction in expense is a result of the early April 2009 payoff of the remaining principal balance of the loan from Laurus Master Fund.

Interest income is primarily derived from short-term interest-bearing securities and money market accounts.  Interest income for the six months ended June 30, 2010 was $148, as compared to $1,554 for the same period in 2009, primarily due to nominal interest rates for invested cash.

Income Tax Expense

Income tax expense for the six months ended June 30, 2010 of $2,400 represents the minimum amount due for state filing purposes. Income tax expense for the six months ended June 30, 2009 of $2,400 also represents the minimum amount due for state filing purposes.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, our cash and cash equivalents were $2,065,842 and our working capital was $1,644,103.  Our principal cash requirements are for operating expenses, including equipment, supplies, employee costs, and capital expenditures and funding of the operations. Our primary sources of cash are service and equipment sale revenues, the exercise of warrants and the sale of common stock.

During the six months ended June 30, 2010, our cash provided by operating activities amounted to $224,103, as compared to $1,458,747 provided by for the same period in 2009.  The difference in cash provided in 2010 compared to 2009 was primarily due to a collection of accounts receivable in 2009 for a prior period equipment sale. Additionally, the Company has maintained a stable base of customers over this period and continues to benefit from cost savings initiatives in light of the current economic environment.

We expect to close additional recurring revenue contracts to new customers throughout 2010 as well as additional equipment sales to existing customers.  Management believes that cash generated from operations along with the funds raised in the exercise of options and warrants will be sufficient to sustain our business operations over the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

Our off-balance sheet arrangements consist primarily of conventional operating leases, purchase commitments and other commitments arising in the normal course of business, as further discussed below under “Contractual Obligations and Commercial Commitments.” As of June 30, 2010, we did not have any other relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

CONTRACTUAL OBLIGATIONS AND CONTINGENT LIABILITIES AND COMMITMENTS

As of June 30, 2010, expected future cash payments related to contractual obligations and commercial commitments were as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital leases	$99,243	$32,919	$63,556	$2,768	$-
Operating leases	730,169	45,380	313,222	329,599	41,968
Total	$829,412	$78,299	$376,778	$332,367	$41,968

ITEM 4.                      CONTROLS AND PROCEDURES.

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15(d)-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow timely decisions regarding required disclosure.

We carried out an evaluation, under the supervision and with the participation of our management, including our CEO and CFO, of the effectiveness of our “disclosure controls and procedures” as of the end of the period covered by this report, pursuant to Rules 13a-15(b) and 15d-15(b) under the Exchange Act. Based on that evaluation, our CEO and CFO have concluded that our disclosure controls and procedures, as of the end of the period covered by this report, were effective in timely alerting them to material information relating to the Company required to be included in our periodic SEC filings. No change in our internal control over financial reporting occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management is aware that there is a lack of segregation of duties due to the small number of employees and consultants addressing our general administrative and financial matters. However, management has determined that, considering the employees involved and the control procedures in place, any potential benefits of adding employees or consultants to clearly segregate duties do not justify the expenses associated with such increases at this time.

PART II - OTHER INFORMATION

ITEM 1A.                      RISK FACTORS.

This Quarterly Report on Form 10-Q, including the discussion and analysis of our financial condition, and results of operations set forth above, contains certain forward-looking statements.  Forward-looking statements set forth estimates of, or our expectations or beliefs regarding, our future financial performance.  Those estimates, expectations and beliefs are based on current information and are subject to a number of risks and uncertainties that could cause our actual operating results and financial performance in the future to differ, possibly significantly, from those set forth in the forward-looking statements contained in this Quarterly Report and, for that reason, you should not place undue reliance on those forward-looking statements. Those risks and uncertainties include, although they are not limited to, the following:

CURRENT WORLDWIDE ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS FURTHER DECREASE OUR STOCK PRICE.

The continuing deterioration in the global credit markets, the financial services industry and the U.S. economy as a whole have been experiencing a period of substantial turmoil and uncertainty characterized by unprecedented intervention by the United States federal government and the failure, bankruptcy, or sale of various financial and other institutions. The impact of these events on our business and the severity of the current economic crisis is uncertain. It is possible that the current crisis in the global credit markets, the financial services industry and the U.S. economy may adversely affect our business, vendors and prospects as well as our liquidity and financial condition.

WE FACE SUBSTANTIAL COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES WHICH COULD LEAD TO REDUCED SALES OF OUR PRODUCTS AND SERVICES.

The market for our products and services is competitive and is likely to become even more competitive in the future.  Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition.  Many of our current and potential competitors enjoy substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases;

•	substantially greater financial, technical and other resources; and

•	larger technical and support staffs.

As a result, our competitors may be able to respond more quickly than us to new or changing opportunities, technologies, standards or customer requirements.  For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

WE ARE DEPENDENT UPON OUR VENDORS TO CONTINUE SUPPLYING US WITH EQUIPMENT, PARTS, SUPPLIES, AND SERVICES AT COMPARABLE TERMS AND PRICE LEVELS AS OUR BUSINESS GROWS.

Our access to equipment, parts, supplies, and services depends upon our relationships with, and our ability to purchase these items on competitive terms from, our principal vendors.  We do not enter into long-term supply contracts with these vendors and we have no current plans to do so in the future.  These vendors are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us.  In addition, we compete with the selling efforts of some of these vendors.  Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on our ability to sell and lease equipment as well as our ability to provide effective service and technical support.  If one of these vendors terminates or significantly curtails its relationship with us, or if one of these vendors ceases operations, we would be forced to expand our relationships with our existing vendors or seek out new relationships with previously-unused vendors.

WE ARE DEPENDENT UPON OUR LARGEST CUSTOMERS.

The loss of any key customer could have a material adverse effect upon our financial condition, business, prospects and results of operation.  Our five largest customers represent approximately 82% of our revenues for the six months ended June 30, 2010.  The loss of these customers may contribute to our inability to operate as a going concern and may require us to obtain additional equity funding or debt financing to continue our operations.  We cannot be certain that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

WE ARE DEPENDENT UPON OUR MANAGEMENT TEAM AND THE UNEXPECTED LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER OR AT ALL.

Our future success depends upon the continued services and performance of our management team and our key employees and their ability to work together effectively.  If our management team fails to work together effectively, our business could be harmed.  Although we believe that we will be able to retain these key employees, and continue hiring qualified personnel, our inability to do so could materially adversely affect our ability to market, sell, and enhance our services.  The loss of key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS AND SERVICES AND OUR PRODUCTS AND SERVICES MAY NOT ADDRESS THE MARKET’S REQUIREMENTS.

Our products and services are targeted to the healthcare market, a market in which there are many competing service providers.  Accordingly, the demand for our products and services is very uncertain.   The market may not accept our products and services.  Even if our products and services achieve market acceptance, our products and services may fail to address the market's requirements adequately.

IF WE FAIL TO PROVIDE SERVICES TO OUR CUSTOMERS, OUR REVENUES AND PROFITABILITY MAY BE HARMED.

Our services are integral to the successful deployment of our solutions.  If our services organization does not effectively implement and support our customers, our revenues and operating results may be harmed.

IF WE NEED ADDITIONAL FINANCING TO EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

We may need additional funds to expand.  If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all.  Further, if we issue equity securities, stockholders will experience additional dilution and the equity securities may have seniority over our common stock.  If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	develop or enhance our service offerings;

•	take advantage of future opportunities; or

•	respond to customers and competition.

WE MUST MANAGE GROWTH TO ACHIEVE PROFITABILITY.

To be successful, we will need to implement additional management information systems, further develop our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, finance, marketing, sales and operations organizations.  Any failure to manage growth effectively could materially harm our business.

SHAREHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF OUR STOCK OPTION PLANS.

We have granted stock options to our employees and anticipate granting additional stock options to our employees in the future in order to remain competitive with the market demand for such qualified employees.  As a result, investors could experience dilution.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

Some provisions of our Articles of Incorporation, as amended, and Bylaws, as well as some provisions of Nevada or California law, may discourage, delay or prevent third parties from acquiring us, even if doing so would be beneficial to our shareholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FUTURE SALES OF RESTRICTED SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND LIMIT OUR ABILITY TO COMPLETE ADDITIONAL FINANCING.

Although our shares are currently trading on the OTC Bulletin Board, the volume of trading of our common stock and the number of shares in the public float are small.  Sales of a substantial number of shares of our common stock into the public market in the future could materially adversely affect the prevailing market price for our common stock.  In connection with our acquisition of TMG, we issued approximately 4,000,000 shares of common stock, all of which became eligible for resale pursuant to Rule 144 of the Securities Act in 2005.  Such a large "over-hang" of stock eligible for sale in the public market may have the effect of depressing the price of our common stock, and make it difficult or impossible for us to obtain additional debt or equity financing.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE SIGNIFICANTLY.

The market price for our common stock has been, and will likely to continue to be, volatile.  The following factors may cause significant fluctuations in the market price of our ordinary shares:

• fluctuations in our quarterly revenues and earnings or those of our competitors;
• shortfalls in our operating results compared to levels expected by the investment community;
• announcements concerning us or our competitors;
• announcements of technological innovations;
• sale of shares or short-selling efforts by traders or other investors;
• market conditions in the industry; and
• the conditions of the securities markets.

The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.

Our common stock is currently trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may not be significant, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The SEC has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

•
net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

•	average annual revenue of at least $6,000,000 for the last three years.

While we are presently not subject to "penny stock" restrictions, there is no guarantee that we will be able to meet any of the exceptions to our securities from being deemed as "penny stock" in the future. If our securities were to become subject to "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

ITEM 6.                      EXHIBITS.

No.	Item
31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the CEO and CFO pursuant to Rule 13a-14(b) and Rule 15d-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 *.

* In accordance with Item 601(b)(32)(ii) of Regulation S-K, this exhibit shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act of 1934.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AUXILIO, INC.

Date: August 13, 2010	By: /s/ Joseph J. Flynn Joseph J. Flynn Chief Executive Officer (Principal Executive Officer)

Date: August 13, 2010	/s/ Paul T. Anthony
Paul T. Anthony Chief Financial Officer (Principal Accounting Officer)

EXHIBIT 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO RULE 13A-14(A) AND RULE 15D-14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Joseph J. Flynn, certify that:

1.      I have reviewed this Quarterly Report on Form 10-Q of Auxilio, Inc. (the "Registrant");

2.      Based on my knowledge, this Quarterly Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      As Company’s certifying officer I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Company and have:

(a)      Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)      Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)      Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)      Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting;

5.      I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

(a)      all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

(b)      any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls.

Dated: August 13, 2010

/s/ Joseph J. Flynn
Joseph J. Flynn,
President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER PURSUANT TO RULE 13A-14(A) AND RULE 15D-14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Paul T. Anthony, certify that:

1.      I have reviewed this Quarterly Report on Form 10-Q of Auxilio, Inc. (the "Registrant");

2.      Based on my knowledge, this Quarterly Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      As Company’s certifying officer I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Company and have:

(a)      Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)      Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)      Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)      Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting;

5.      I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

(a)      all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

(b)      any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls.

Dated: August 13, 2010

/s/ Paul T. Anthony
Paul Anthony,
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO RULE 13A-14(B) AND RULE 15D-14(B) OF THE SECURITIES EXCHANGE ACT OF 1934 AND 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of Auxilio, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2010 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Joseph J. Flynn, Chief Executive Officer and Paul T. Anthony, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of our knowledge:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition of the Company as of the dates presented and the results of operations of the Company for the periods presented.

Date: August 13, 2010

By:	/s/ Joseph J. Flynn
Joseph Flynn , President and Chief Executive Officer

By:	/s/ Paul T. Anthony
Paul Anthony, Chief Financial Officer

A signed original of this written statement required by section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Quarterly Report pursuant to Rule 13a-14(b) or Rule 15d-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 and shall not be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934.